Exhibit 5.1

Dieterich & Associates

11300 W. Olympic Blvd., #800

Los Angeles, CA 90064

May 13, 2005

Revelstoke Industries, Inc.

1164 West 7th Avenue

Vancouver, British Columbia Canada V6H 1B4

Gentlemen:

I refer to the Registration Statement on Form SB-2/A, the amended "Registration Statement" filed by Revelstoke Industries, Inc., a Nevada corporation (the "Company"), with the United States Securities and Exchange Commission under the Securities Act of 1933, relating to the offer, by the selling shareholders listed therein and the Company, of 262,500 shares of common stock, $0.001 par value per share (the "Stock").

As counsel to the Company, I have examined such corporate records, documents and questions of law as I have deemed necessary or appropriate for the purposes of this opinion, including a review of applicable federal law. In such examinations, I have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to me as copies. As to various questions of fact material to this opinion, I have relied upon statements and certificates of officers and representatives of the Company.

Upon the basis of this examination, I am of the opinion that under Nevada law including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws, the 162,500 shares of stock offered by the selling shareholders have been validly authorized, are legally issued, fully paid, and are non-assessable. The 100,000 shares being offered by the Company, when acquired under the terms of the Registration Statement, will also have been validly authorized, legally issued, fully paid and non-assessable. If any of the 262,500 shares are transferred or sold in accordance with the terms of the prospectus, they would continue to be legally issued, fully paid, non-assessable shares of the Company.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the stock for offer and sale in those states.

Sincerely,

/s/ Christopher H. Dieterich, Esq.,

for Dieterich & Associates